Exhibit 99.1

FOR IMMEDIATE RELEASE

GREENVILLE FIRST BANK REPORTS THIRD QUARTER RESULTS

               o Net income of $1.3 million for the first nine months of 2004
               o Total assets of $293 million as of September 30, 2004
               o Net loans of $264 million as of September 30, 2004

Greenville, S.C., October 19, 2004 – Greenville First Bancshares Inc. (NASDAQ: GVBK), holding company for Greenville First Bank NA, today announced a significant increase in both earnings and assets for the third quarter and nine months ended September 30, 2004.

For the third quarter, Greenville First had net income of $507,000, or $0.25 in diluted earnings per share, compared to $267,000, or $0.14 per share, for the same period last year. For the first nine months of 2004, net income was $1.3 million, or $0.65 per diluted share, an increase of 97% compared to $664,000, or $0.35 per share, reported in the first nine months of 2003.

Net interest income in the third quarter was $2.2 million compared to $1.6 million for the third quarter in 2003, an increase of $628,000. Total assets were $293 million on September 30, 2004, which represents an increase of 36% from the same period a year ago.

The third quarter was a period of significant accomplishments for Greenville First,” stated Art Seaver, President and CEO. “Our momentum is evident as assets grew to $293 million and quarterly earnings increased 90% over the same period a year ago. Also, the company raised an additional $16.4 million in new equity, which provides the foundation for continued growth. The company received $14.3 million on September 24, 2004, and received an additional $2.1 million on October 15, 2004. The additional funds received in October relate to the company’s underwriters exercising their option to purchase an additional 120,000 shares. The total number of new shares issued by Greenville First in the offering was 920,000 shares at a price of $17.875 per share. The net proceeds to the company after offering costs and underwriter’s discount were approximately $15.0 million.

The $62.1 million increase in total assets in the first nine months resulted primarily from a $58.1 million increase in loans and a $2.4 million increase in investments. Greenville First ended the period with $264.2 million in loans and $21.0 million in investments. The company funded the growth with a $14.3 million increase in deposits, a $32.6 million increase in borrowings, and a $14.3 million increase in additional capital. The company had $183.2 million in deposits, $80.6 million in borrowings, and $25.5 million in shareholders’ equity at September 30, 2004. The company anticipates replacing a portion of the short-term borrowings with retail deposits which it intends to generate through an aggressive marketing campaign and the future offices it plans to open in the first half of 2005 at The Parkway near Thornblade Country Club and on Augusta Road.

The closing stock price for Greenville First Bancshares on October 18, 2004 was $19.39 per share. Additional financial data is available on the Bank’s web site at www.greenvillefirst.com.

Contacts:
Art Seaver	Eddie Terrell	Jim Austin
President	Executive Vice President	Executive Vice President
Chief Executive Officer	Public Relations	Chief Financial Officer
(864) 679-9010	(864) 679-9016	(864) 679-9070

*See attachment for company’s disclosure related to “Forward-Looking Statements” and Summary Consolidated Financial Data.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Our summary consolidated financial data as of and for the three months and nine months ended September 30, 2004 and 2003 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2004	2003	2004	2003
(In thousands, except per share amounts)
Summary Results of Operations Data:
Interest income	$3,635	$2,495	$9,778	$7,013
Interest expense	1,444	932	3,693	2,685

Net interest income	2,191	1,563	6,085	4,328
Provision for loan losses	375	250	1,025	750

Net interest income after
provision for loan losses	1,816	1,313	5,060	3,578
Noninterest income	185	115	547	346
Noninterest expense	1,183	997	3,496	2,854

Income before taxes	818	431	2,111	1,071
Income tax expense	311	164	802	407

Net income	$507	$267	$1,309	$664

Per Share Data: (2)
Net income, basic	$0.28	$0.16	$0.75	$0.38
Net income, diluted	$0.25	$0.14	$0.65	$0.35
Book value	$10.09	$6.28	$10.09	$6.28
Weighted average number of
shares outstanding:
Basic	1,789	1,725	1,747	1,725
Diluted	2,045	1,886	2,014	1,874
Performance Ratios:
Return on average assets (3)	0.71%	0.52%	0.66%	0.48%
Return on average equity (3)	15.02%	9.76%	14.15%	8.29%
Net interest margin (3)	3.15%	3.16%	3.15%	3.21%
Efficiency ratio (4)	49.79%	59.42%	52.71%	61.06%
Growth Ratios and Other Data:
Percentage change in net income .	89.89%	97.14%
Percentage change in diluted net
income per share	78.57%	85.71%
(Continued)

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At September 30,
	2004	2003
Summary Balance Sheet Data:
Assets	$292,941	$214,757
Investment securities	21,007	19,818
Loans (net) (1)	267,832	185,890
Allowance for loan losses	3,573	2,461
Deposits	183,232	156,094
Securities sold under agreement to
repurchase and federal
funds purchased	13,805	-
Other borrowed funds	60,610	40,000
Trust note	6,186	6,186
Shareholders' equity	25,488	10,827
Asset Quality Ratios:
Nonperforming assets, past due
and restructured loans to
total loans (1)	0.18%	0.22%
Nonperforming assets, past due
and restructured loans to
total assets	0.18%	0.21%
Net charge-offs year to date to average
total loans (1)	0.07%	0.07%
Allowance for loan losses to
nonperforming loans	1980.30%	604.67%
Allowance for loan losses
to total loans (1)	1.33%	1.31%
Capital Ratios:
Average equity to average assets	4.66%	5.04%
Leverage ratio	11.03%	7.00%
Tier 1 risk-based capital ratio	13.03%	8.30%
Total risk-based capital ratio	14.28%	11.00%
Growth Ratios and Other Data:
Percentage change in assets	36.41%
Percentage change in loans (1)	44.08%
Percentage change in deposits	17.39%
Percentage change in equity	135.41%
Loan to deposit ratio (1)	146.17%

(1)      Includes nonperforming loans.
(2)      Adjusted for all years presented giving retroactive effect to a three-for-two common stock split in November 2003.
(3)      Annualized for the three or nine month periods.
(4)      Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income,            net of securities gains or losses.